October 28, 1997




Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938

Gentlemen:

             I am general counsel to Tel-Save Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, the shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred"), of the Company and the Warrants to purchase Common Stock (the "Warrants") of the Company to be issued in connection with the merger of Shared Technologies Fairchild Inc., a Delaware corporation ("STF"), with and into TSHCo, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of July 16, 1997 (the "Merger Agreement"), among the Company, Merger Sub and STF.

             I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its form of Certificate of Amendment of Amended and Restated Certificate of Incorporation (the "Amendment"), its form of Certificate of Designation of Amended and Restated Certificate of Incorporation (the "Certificate of Designation"), its Bylaws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

             On the basis of the foregoing, I am of the opinion that the Common Stock, the Series A Preferred and the Warrants have been duly authorized by the Board

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Tel-Save Holdings, Inc.
October 28, 1997
Page 2

of Directors of the Company, and that, when issued in accordance with the provisions of the Merger Agreement, following approval by the stockholders of the Company of the Amendment and the due filing of the Amendment and the Certificate of Designation in the Office of the Secretary of State of the State of Delaware, the Common Stock (including the Common Stock issuable upon conversion of the Series A Preferred in accordance with its terms) and the Series A Preferred will be legally issued, fully paid and nonassessable and the Warrants will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except to the extent that such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). The enforceability of the provisions of the Warrants with respect to the issuance of Common Stock is also subject to their being, at the time such provisions are sought to be enforced, sufficiently authorized but unissued shares of Common Stock.

             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                                  Sincerely yours,


                                                  /s/ Aloysius T. Lawn, IV
                                                  Aloysius T. Lawn, IV
                                                  General Counsel and
                                                    Secretary